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                                                McCann FitzGerald
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our ref  DG/GF 1006  your ref.                            Date 27 February 1998

Airplanes Limited
2 Grenville Street
St Helier
Jersey, JE4 8PX
Channel Islands

("Airplanes Limited")

Airplanes US Trust
Rodney Square North
Wilmington
Delaware 19890-0001

("Airplanes Trust")

PRIVATE AND CONFIDENTIAL: AIRPLANES REFINANCING

Dear Sirs

     We have been asked to provide this opinion to you in connection with certain tax matters set out in the Draft Registration Statement (as defined below).

1.1  DOCUMENTS EXAMINED

     For the purposes of this opinion, we have examined the draft registration statement on Form S-1 (registration no. 333-43 453, filed (subject to completion) on 30 December 1997 pursuant to the US Securities Act, 1933 (the "Draft Registration Statement").
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1.2  INTERPRETATION

     In this opinion:-

     "AeroUSA", "AeroUSA 3," "Airplanes Group", "Certificateholder", "1998 Refinancing Certificates", "Existing Leases", "Noteholder", "1998 Refinancing Notes", "Servicer", "Servicing Agreement", "Special Lessors", "Trust", "Trust Agreement" and "Trust Indentures", have the meanings respectively ascribed to them in the Draft Registration Statement.

     "Aircraft Owning Companies" means GPA II, GPA III Limited, GPAA II Limited, Irish Aerospace II Limited, Emerald Aviation Investments Limited, GPA Finance (Bermuda) Limited, GPA Finance (Bermuda) No. 2 Limited, GPA Finance Limited, GPA Fokker Finance Limited, GPA Funding I Limited, GPA Jetprop Finance Limited, GPAR Finance Limited, Irish Aerospace Finance Limited and GPAA Funding Limited.

     "Certified Aircraft Owning Companies" means each of Emerald Aviation Investments Limited, GPA Finance (Bermuda) Limited, GPA Finance (Bermuda) No. 2 Limited, GPA Finance Limited, GPA Fokker Finance Limited, GPA Funding I Limited, GPA Jetprop Finance Limited, GPAR Finance Limited, Irish Aerospace Finance Limited and GPAA Funding Limited.

     "Documents" means the GPA II Share Sale Agreement, the Stock Purchase Agreement, the Trust Indentures and the Trust Agreement;

     "GPA II Share Sale Agreement" means the share purchase agreement to be entered into between (1) GPA Group plc ("GPA Group") (2) Skyscape Limited and (3) Airplanes Limited relating to the sale of shares (the "Shares") in GPA II Limited ("Holding Co") to Airplanes Limited.

     "Stock Purchase Agreement" means the stock purchase agreement to be entered into between, inter alia, GPA, GPA Inc. and Airplanes Trust relating to the sales of shares in AeroUSA (the "AeroUSA Shares") to Airplanes Trust.
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     "Shannon Certificates" means the certificate under Section 445(2) Taxes
     Consolidation Act 1997 issued in respect of each of the Certified Aircraft Owning Companies.

     Headings are for ease of reference only.

1.3  SCOPE OF OPINION

     This opinion letter is limited to the matters stated herein and does not extend, and is not to be read as extending by implication, to any other matters whatsoever.

     We have made no investigation of, and express no opinion on, the laws, or the effect on the Documents and the transactions contemplated thereby of the laws, of any country or jurisdiction other than Ireland, and this opinion is strictly limited to the laws of Ireland as in force on the date hereof and as currently applied by the courts (excluding any foreign law to which reference may be made under the rules of Irish private international law)

     It should be understood that we have not acted as tax advisers to GPA or any other party in connection with the transactions constituted by the Documents and/or contemplated by the Draft Registration Statement. We have not been responsible for investigating or confirming the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements or opinion contained in the Draft Registration Statement, other than our opinion as stated in the second paragraph under Irish Tax Considerations -- Irish Income and Withholding Taxes and under Irish Tax Considerations -- Irish Value Added Tax, or any of the other Documents, or ensuring that no relevant facts or statements have been omitted therefrom. We have not for the purpose of this opinion made any other enquiries, carried out any searches or examined any contract, instrument or document or corporate records, other than the Documents.

1.4 This opinion letter is to be construed in accordance with the laws of Ireland as at the date hereof. The opinions expressed herein are given on the basis of the foregoing and the assumptions set out in part 2.
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2.  ASSUMPTIONS

     In considering the Draft Registration Statement and in rendering this opinion, we have, without further enquiry, assumed:

          (a) that the registration statement will be filed by Airplanes Limited and Airplanes US Trust in substantially the form of the Draft Registration Statement;

          (b) that the Documents will be duly executed by the parties thereto in substantially the form of the drafts which were filed on or before 20 February 1996 as exhibits to the Draft Registration Statement with the Securities Exchange Commission and copied to us;

          (c) that the 1998 Refinancing Notes and 1998 Refinancing Certificates will be in the terms contemplated by the Draft Registration Statement and will be issued outside Ireland;

          (d) that each of the Shannon Certificates is in full force and effect at all applicable times;

          (e) the due performance of the Documents by all parties thereto;

          (f) that none of Airplanes Limited, Airplanes Trust or the Trust will
     (a) be Irish tax resident, (b) have a branch, agency or permanent establishment in Ireland or (c) have any Irish source income or gain other than interest paid by their direct and indirect Irish subsidiaries in the course of carrying on relevant trading operations under their Shannon Certificates ("Shannon Certified Operations");

          (g) that interest and other amounts paid on the 1988 Refinancing Notes and 1998 Refinancing Certificates will not be Irish source income;

          (h) that none of Airplanes Limited, Airplanes Trust or AeroUSA supply goods or services within Ireland;

          (i) that there are no agreements or arrangements in existence and